Exhibit 10.7

VIA HAND DELIVERY	July 15, 2010

PERSONAL & CONFIDENTIAL

Mr. Cory Sindelar

[address]

Re:	Separation and Release Agreement

Dear Cory:

As you were informed, your employment with Ikanos Communications, Inc. (Ikanos) is ending, and you will be separated from employment with the Company on Friday, July 30, 2010. In order to assist you in this separation process, Ikanos has determined to offer you a severance package, which contains benefits beyond those, which would normally be available to you from Ikanos. This package supersedes and replaces any previous plan, program, policy or practice under which you may have been eligible for severance pay or severance benefits.

This letter (hereinafter referred to as the “Release Agreement”) sets forth the terms of with respect to your termination. To ensure that there are no ambiguities, this Release Agreement first explains in detail both your rights and obligations and those of Ikanos upon termination of your employment. You should discuss this offer with an attorney before you sign it. If you decide to accept the severance offered by Ikanos, you must sign, date and return this Release Agreement to the undersigned by Thursday, August 5, 2010.

1.	Separation from Employment.

We have informed you that your employment with Ikanos is ending effective Friday, July 30, 2010 (Termination Date). Thereafter, you will no longer be an employee of Ikanos. You will be paid all earned and unpaid salary and accrued paid time off, if applicable, less applicable taxes required or permitted by law in your final paycheck. Nothing herein alters your status as an at-will employee.

Your coverage under the Ikanos group health plans will end on July 31, 2010. However, you will have the opportunity to exercise your option to continue the benefits under the Ikanos group health plans as provided by the terms of the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) after that date. You will be provided a benefits packet containing information on your COBRA rights and conversion to a direct pay plan by mail. Please contact Ikanos’ Human Resources if you have any questions about COBRA conversion. Additionally, please keep Human Resources informed of any address changes in case we need to mail you future W-2’s and other correspondences to your attention.

In addition, please note that your obligations under the Employee Confidential Information and Invention Assignment Agreement will still remain in full force and effect after your termination.

2.	Release Agreement.

In addition to the foregoing to which you are entitled, Ikanos is prepared to offer you additional benefits to which you would otherwise not be entitled in exchange for an agreement to release all claims known or unknown. If you wish to accept such additional benefits in consideration for the release, your signature below will reflect your agreement. You may take twenty-one (21) days from receipt of this letter (i.e., until Thursday, August 5, 2010) to consider whether you wish to accept these additional benefits in exchange for the release. Please also note that even if you do sign this Release Agreement, you may change your mind and revoke it and forego the additional benefits, provided you notify the undersigned in writing within seven (7) calendar days of you signing that you no longer want the additional benefits.

A.	Consideration.

Under the offer of severance, if it is accepted by you, knowingly and voluntarily, and provided that your employment is not voluntarily terminated nor terminated for cause prior to the Termination Date, and provided that you sign this Release Agreement and return it to Ikanos, then Ikanos will provide the following additional consideration:

Severance Payment: You will receive a lump sum payment in the amount of $150,000.00, less applicable withholdings, paid as soon as practicable after the seven-day period you have to revoke this Release Agreement.

COBRA: The Company will continue your coverage under its current medical, dental, and vision plans for eight (8) months as long as you make a timely election of any right to continued coverage under COBRA. If done so, the Company will pay for your COBRA coverage through March 31, 2011, unless you become qualified for coverage for another group health plan sooner. Thereafter, continued coverage is to be carried and paid at your own responsibility and expense for any remaining period of COBRA coverage. Under the standard termination policy, your participation in all other benefit plans shall terminate as of the Termination Date subject to the terms of the applicable plan documents.

B.	Release.

Released Claims.

In consideration of these additional benefits, you, on behalf of your heirs, spouse and assigns, hereby completely release and forever discharge Ikanos, its past and present affiliates, agents, officers, directors, shareholders, employees, attorneys, insurers, successors and assigns (collectively referred to as the “Company”) from any and all claims, of any and every kind, nature and character, known or unknown, foreseen or unforeseen, based on any act or omission occurring prior to the date of you signing this Release Agreement, including but not limited to any claims arising out of your offer of employment, your employment or termination of your employment with the Company or your right to purchase, or actual purchase of shares of stock of the Company (including, but not limited to, all rights related to or associated with stock options and restricted stock units), including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law. Except as provided in the section titled, “Claims Not Released,” below, the matters released include, but are not limited to, any claims under federal, state or local laws, including claims arising under the Age Discrimination in Employment Act of 1967 (“ADEA”) as amended by, including but not limited to, the Older Workers’ Benefit Protection Act (“OWBPA”) and any common law tort contract or statutory claims, and any claims for attorneys’ fees and costs.

You understand and agree that this Release Agreement extinguishes all claims, whether known or unknown, foreseen or unforeseen, except for those claims expressly described below. You expressly waive any rights or benefits under Section 1542 of the California Civil Code, or any equivalent statute. California Civil Code Section 1542 provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

You fully understand that, if any fact with respect to any matter covered by this Release Agreement is found hereafter to be other than or different from the facts now believed by you to be true, you expressly accept and assume that this Release Agreement shall be and remain effective, notwithstanding such difference in the facts.

Claims Not Released.

The only claims not released through this Release Agreement are any claims that cannot be released by law, such as claims for unemployment benefits, workers’ compensation and/or claims relating to the validity of this Release Agreement under the ADEA as amended by the OWBPA.

Enforcement of This Release Agreement.

You also understand and agree that if any suit is brought to enforce the provisions of this Release Agreement, with the exception of a claim brought by you as to the validity of this Release Agreement under the ADEA as amended by the OWBPA, the prevailing party shall be entitled to its costs, expenses, and attorneys’ fees as well as any and all other remedies specifically authorized under the law.

Miscellaneous.

You further acknowledge that during your employment, you may have obtained confidential, proprietary and trade secret information, including information relating to the Company’s products, plans, designs and other valuable confidential information. You agree not to use or disclose any such confidential information unless required by subpoena or court order, and that you will first give the Company written notice of such subpoena or court order with reasonable advance notice to permit the Company to oppose such subpoena or court order if it chooses to do so.

You also agree that for a period of 24 months after the termination of your employment, you shall not induce or attempt to induce any employee, agent or consultant of the Company to terminate his or her association with the Company. This restriction shall not apply to individuals who respond to general job postings that advertise positions at any company where you may work in the future. The Company and you agree that the provisions of this paragraph contain restrictions that are not greater than necessary to protect the interests of the Company. In the event of the breach or threatened breach by you of this paragraph, the Company, in addition to all other remedies available to it at law or in equity, will be entitled to seek injunctive relief and/or specific performance to enforce this paragraph.

You further agree that you will not intentionally disparage the Company, employees, directors, its officers, any of its products or practices whether orally, in writing or otherwise. Nor will the company intentionally disparage you. Notwithstanding the foregoing, this will not limit your ability to provide truthful testimony as required by law or any judicial or administrative proceeding.

Further, you agree that you will submit all outstanding expense reimbursement reports within thirty (30) days of your termination date and that you waive the right to reimbursement of any expenses that you fail to submit within this time period.

This Release Agreement constitutes the entire agreement between yourself and the Company with respect to any matters referred to in this Release Agreement. This Release Agreement supersedes any and all of the other agreements between yourself and the Company, except for any proprietary and inventions assignment agreement, which remain in full force and effect, and except for those provisions of the 1999 Stock Option Plan and the 2004 Equity Incentive Plan and award agreements or Notices of Grant that you may have received. No other consideration, agreements, representations, oral statements, understandings or course of conduct which are not expressly set forth in this Release Agreement should be implied or are binding. This Release Agreement may only be superseded by amendment or separate agreement duly authorized by the Company and signed by both you and either the Chief Executive Officer, the General Counsel or the Vice President responsible for Human Resources. You understand and agree that this Release Agreement shall not be deemed or construed at any time or for any purposes as an admission of any liability or wrongdoing by either yourself or the Company. You also agree that if any provision of this Release Agreement is deemed invalid, the remaining provisions will still be given full force and effect. The terms and conditions of this Release Agreement will be interpreted and construed in accordance with the laws of California without regard to the conflict of laws principles set forth therein.

Prior to execution of this Release Agreement, you acknowledge you have read this Release Agreement and understand all of its terms, you have apprised yourself of sufficient relevant information in order that you might intelligently exercise your own judgment, and agree that this Release Agreement is executed voluntarily and with full knowledge of its legal significance.

You further acknowledge, the Company has informed you in writing to consult an attorney before signing this Release Agreement, if you wish. The Company has also given you at least twenty-one (21) days in which to consider this Release Agreement, if you wish. If you choose to sign this letter agreement before the expiration of the twenty-one (21) day period, you acknowledge and agree that the Company did not encourage or induce you to do so by any threat to alter or withdraw the terms of the offer of enhanced severance made herein or to provide different terms to employees who sign this Release Agreement before the expiration of the twenty-one (21) day period. You also understand, even if you accept, you will be able to change your mind for a period of 7 calendar days after you sign this Release Agreement. You may revoke this Release Agreement, and that the Release Agreement shall not become effective until 7 days from the date of your signature, or on your last day of employment, whichever is later.

Your revocation can be made via certified mail, Return Receipt Requested, to Ikanos Communications Inc., ATTN: Jim Murphy, 47669 Fremont Boulevard, Fremont, CA 94538, or by facsimile to my attention at 408-516.9397 (HR Confidential Fax #), or by email to jmurphy@ikanos.com and should state that you have changed your mind and choose to revoke your acceptance. After the expiration of the 7-day period, this Release Agreement is effective and enforceable. Please note that the Ikanos’ offer of severance is void if not accepted on or before Thursday, August 5, 2010.

Ikanos Communications, Inc.

Dated:
Jim Murphy Vice President, Worldwide Human Resources

EMPLOYEE’S ACCEPTANCE OF RELEASE

I HAVE CAREFULLY READ AND FULLY UNDERSTAND AND VOLUNTARILY AGREE TO ALL THE TERMS OF THE RELEASE IN EXCHANGE FOR THE ADDITIONAL BENEFITS TO WHICH I WOULD OTHERWISE NOT BE ENTITLED.

Dated:	Cory Sindelar
Phone Number: